UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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TRUMP ENTERTAINMENT RESORTS, INC.

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TRUMP ENTERTAINMENT RESORTS, INC.

1000 Boardwalk at Virginia Avenue
Atlantic City, New Jersey 08401

Dear Stockholders:

On behalf of our entire Board of Directors, I cordially invite you to attend our 2012 Annual Meeting of Stockholders, to be held at the law offices of Stroock & Stroock & Lavan LLP, 767 Third Avenue, 37th Floor, New York, New York 10017, on Monday, November 19, 2012, at 11:00 a.m., local time. Information regarding the matters to be considered and voted upon at the Annual Meeting is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold or whether you plan to attend the Annual Meeting in person. I urge you to vote your shares as soon as possible. You may vote online or by telephone as described in the proxy voting instructions set forth on the proxy card. Of course, you may also vote by completing the proxy card and returning it by mail.

Your cooperation and prompt attention are appreciated.

Sincerely,

Robert F. Griffin
Chief Executive Officer

October [ __ ], 2012

TRUMP ENTERTAINMENT RESORTS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2012 Annual Meeting of Stockholders of Trump Entertainment Resorts, Inc. will be held on Monday, November 19, 2012, at 11:00 a.m., local time, at the law offices of Stroock & Stroock & Lavan LLP, 767 Third Avenue, 37th Floor, New York, New York 10017.

At the Annual Meeting, stockholders will be asked to vote on the following:

1.
To consider and approve an amendment to our Amended and Restated Certificate of Incorporation to provide that our Board of Directors may fix the number of directors constituting the Company's entire board at a number between five and eleven;

2.    To elect two Class II Directors to the Board of Directors for a three-year term; and

3.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

 Only stockholders of record owning shares of our common stock at the close of business on September 25, 2012, the record date, are entitled to receive notice of the Annual Meeting and to vote. A complete list of these stockholders will be available for ten days prior to the Annual Meeting at our executive office located at 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401 and will be made available at the Annual Meeting. Our transfer books will remain open following the record date.

At the close of business on the record date, there were 10,767,858 shares of our common stock entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
PROPOSALS SET FORTH IN THE PROXY STATEMENT.

By Order of the Board of Directors

David R. Hughes
Chief Financial Officer
and Corporate Secretary

Atlantic City, New Jersey
October [ __ ], 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on November 19, 2012:

This Proxy Statement and the Company's 2011 Annual Report are available at www.trumpcasinos.com.

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the meeting, please vote as soon as possible so that we can be assured of having a quorum present at the meeting and so your shares may be represented and voted in accordance with your wishes. Owners of our common stock and beneficial owners of our common stock held in “street name” by a stockbroker may vote via the Internet at www.proxyvote.com, by telephone at 1-(800)-690-6903 or by mail.

PROXY STATEMENT

Introduction

Our Board of Directors (the “Board”) is soliciting proxies for our 2012 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement contains important information for you to consider when deciding how to vote at the Annual Meeting. Please read it carefully!

In this proxy statement, “TER” refers to Trump Entertainment Resorts, Inc., a Delaware corporation, and words such as “we,” “us,” “our,” “our Company” and “the Company” mean TER and its subsidiaries and affiliates, including Trump Entertainment Resorts Holdings, L.P.

Our principal executive offices are located at Trump Taj Mahal Casino Hotel (“Trump Taj Mahal”), 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401. The main telephone number of our executive offices is (609) 449-5534. A copy of our 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and this proxy statement and the accompanying proxy card were first made available to stockholders on or about October [ __ ], 2012.

Date, Time and Place

The Annual Meeting will be held on Monday, November 19, 2012 at 11:00 a.m., local time, at the law offices of Stroock & Stroock & Lavan LLP, 767 Third Avenue, 37th Floor, New York, New York 10017.

Matters to be Considered

At the Annual Meeting, stockholders will be asked to consider and approve an amendment (the “Amendment”) to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to provide that our Board may fix the number of directors constituting the Company's entire Board at a number between five (5) and eleven (11). See “Amendment to our Certificate of Incorporation”. Stockholders will also be asked to elect two Class II Directors to our Board for a three-year term. See “Election of Class II Directors.”

The Board does not know of any matters to be brought before the Annual Meeting other than the approval of the Amendment and the election of Class II Directors. If any other matters properly come before the Annual Meeting, the persons named in the form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

The Annual Meeting may be adjourned from time to time without notice other than the announcement of the adjournment at the Annual Meeting or at any adjournment of the Annual Meeting. Any business for which notice is given may be transacted at any adjourned Annual Meeting.

Record Date; Shares Outstanding and Entitled to Vote

Stockholders as of the close of business on September 25, 2012, the record date, are entitled to receive notice of and to vote at the Annual Meeting. As of the record date, there were 10,767,858 shares of our common stock outstanding. Each share of our common stock is entitled to one vote. We do not have cumulative voting.

Our common stock votes as a single class with respect to the Amendment and with respect to the election of Class II Directors.

Required Votes

Under Delaware law and our Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”), approval of the Amendment requires the affirmative vote of a majority of the total outstanding shares of Common Stock entitled to vote at the Annual Meeting. Abstentions from voting and broker non-votes, if any, will have the same effect as voting against the proposal.

The affirmative vote of a plurality of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Consequently, only shares that are voted in favor of a particular nominee will be counted. Shares present at the Annual Meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withholds authority to vote for the nominee, including broker non-votes, will not be counted toward each nominee’s achievement of a plurality.

Other matters to be voted on at the Annual Meeting, if any, require the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

Marc Lasry, Chairman of our Board, is the Chairman and a principal control person of Avenue Capital Management, II, LP (“Avenue Capital”), and David Licht and Robert Symington, both members of our Board, are executives of Avenue Capital. Avenue Capital beneficially owns 2,329,633 shares of our common stock, representing approximately 21.6% of the voting power of our voting shares outstanding as of the record date. Including such shares beneficially owned by Avenue Capital, our directors and executive officers as a group beneficially own in the aggregate approximately 22.2% of our common stock outstanding as of the record date (excluding shares issuable upon the exercise of outstanding warrants held by Donald J. Trump and excluding shares issuable pursuant to vested awards of restricted stock units held by our executive officers).

Voting and Revocation of Proxies

As set forth in the instructions provided in the Notice of Annual Meeting of Stockholders, you can vote by proxy over the Internet at www.proxyvote.com, by telephone at 1-(800)-690-6903, or by mail. If you received a printed version of these materials and a paper copy of the proxy card by mail, you can complete and properly sign each proxy card you received and return it to us in the prepaid envelope. It will be voted by one of the individuals indicated on the card—your “proxy”— as you direct. If you return your signed proxy card or vote over the Internet or by telephone, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the Amendment and FOR the election of the two Class II Director nominees.

You can vote one of three ways with respect to the Amendment. Specifically, you may:

•	Vote FOR the approval of the Amendment;

•	Vote AGAINST the approval of the Amendment; or

•	ABSTAIN from voting.

You can vote one of three ways with respect to the election of two Class II Directors. Specifically, you may:

•	Vote FOR all of the nominees for Class II Directors as a group;

•	WITHHOLD AUTHORITY to vote for all the nominees for Class II Directors; or

•	Vote FOR all the nominees for Class II Directors as a group except for those nominees you specifically identify.

If your shares are held in the name of a bank, broker or other nominee (i.e., “street name”), you should follow the voting instructions on the form you receive from them.

You may change your vote at any time before the voting concludes at the Annual Meeting. You may vote again on a later date by telephone or on the Internet (until 11:59 p.m., Eastern Time, on the day prior to the meeting date), or by signing and returning a new proxy card with a later date (only your latest proxy submitted prior to the Annual Meeting will be counted) or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

PROPOSAL 1

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

General

Our Board, as part of its continuing review of corporate governance practices, and after careful consideration, has recommended stockholder approval of a proposal to amend our Certificate of Incorporation. Specifically, the Board is recommending that stockholders consider and approve an amendment to our Certificate of Incorporation to provide that the Board may fix the number of directors constituting the Company's entire Board at a number between five (5) and eleven (11). The Amendment would not change our authorized capital stock, limitation-of-liability provisions or indemnification of officers and directors, and we believe that the Amendment would not adversely affect the rights of our stockholders.

The following summary of the Amendment may not contain all the information that is important to you. The complete text of the Amendment, which incorporates the changes proposed by this proposal, is contained in, and qualified by, Appendix A to this proxy statement. You are urged to read Appendix A in its entirety.

Purpose and Effect of the Proposed Amendment

The Certificate of Incorporation currently states that the Board shall consist of seven (7) directors, unless otherwise approved by the stockholders. The Board proposes to amend the Certificate of Incorporation to provide that the Board may fix the number of directors constituting the Company's entire Board at a number between five (5) and eleven (11).

The Amendment would not automatically change the size of the Board. Accordingly, if the Amendment is approved and becomes effective, unless and until the Board were to elect in the future to change the size of the Board as permitted by the Amendment, the size of the Board would remain fixed at seven (7) directors. Under the Amendment, in the event of a subsequent increase or decrease in the authorized number of directors approved by the Board, each director then serving would continue as a director of the class of which he or she is a member until the expiration of his or her current term (or his or her prior death, retirement, resignation or removal), so that any decrease in the size of the Board would not shorten the term of any director then in office. Any newly created or eliminated directorships resulting from any such increase or decrease in the authorized number of directors shall be apportioned by the Board so that the number of directors in each class of the Board shall be as equal as possible.

If the Amendment is approved and becomes effective, the Board may, from time to time, elect to increase or decrease the number of directors constituting the whole Board. However, the Board has not determined to take any such action nor has the Board selected any potential new director to fill any vacancy on the Board that may be created in the event of any such increase.

The Board believes that the Company will benefit materially if this proposal is adopted. The charters of many public companies expressly authorize their boards to fix the number of directors within a range set by the company's stockholders. This authority facilitates a board's ability to efficiently implement and determine its size as may be necessary to accommodate vacancies and opportunities for expansion as changing circumstances may necessitate, without having to incur the expense and delay of soliciting proxies and votes from the stockholders and holding a meeting of stockholders.

It should be noted that this proposal has not been made in response to, and is not being presented to deter, any effort to obtain control of the Company and is not being proposed as an anti-takeover measure. Board authority to set the total number of directors may deter attempts to take control of the Board by increasing its size and filling the resulting vacancies with individuals in favor of a takeover. However, the proposed amendment is not being proposed as a result of any current or anticipated third-party effort to change the composition of the Board.

The proposed amendment, if approved by stockholders, will not divest or limit the power of stockholders to adopt, amend or repeal our Certificate of Incorporation.

Approval and Effectiveness of the Proposed Amendment

Under the Delaware General Corporation Law, approval of the Amendment requires the affirmative vote of a majority of the shares of common stock entitled to vote at the Annual Meeting. Following stockholder approval, if obtained, the Amendment would take effect on the date we file the Amendment with the Secretary of State of the State of Delaware.

If the Amendment is approved at the Annual Meeting and becomes effective, it is expected that our Board will approve a corresponding amendment to our Bylaws to provide that the number of directors may be fixed from time to time by the Board, subject to the provisions of our Certificate of Incorporation.

The Board recommends a vote FOR the proposal to consider and approve an amendment to our Certificate of Incorporation to provide that the Board may fix the number of directors constituting the Company's entire Board at a number between five (5) and eleven (11).

PROPOSAL 2

ELECTION OF CLASS II DIRECTORS

Director Information

In accordance with our Certificate of Incorporation, our Board currently consists of seven (7) director positions.

Our Board is divided into three classes, Class I, Class II and Class III. The current Class I Directors are Robert F. Griffin and Eugene I. Davis, and each will hold office until the annual meeting of stockholders to be held in 2014 and until his respective successor is duly elected and qualified. The current Class II Directors are Stephen McCall and Robert Symington, and each will hold office until this year's Annual Meeting and until his respective successor is duly elected and qualified. The current Class III Directors are Marc Lasry, David Licht and Jeffrey Gilbert, and each will hold office until the annual meeting of stockholders to be held in 2013 and until his respective successor is duly elected and qualified.

Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2015

Two Class II Directors are to be elected to our Board at this year’s Annual Meeting. Each nominee is expected to hold office until the 2015 Annual Stockholders’ Meeting or until his/her successor has been duly elected and qualified. The proxy holders will, unless contrary instructions are received, vote the shares represented by the proxy FOR the election of the two Class II Director nominees named below. The nominees listed below are currently Class II Directors on our Board. Should any one or more of the nominees become unable to serve for any reason or decide not to serve or stand for election (which is not anticipated), the Board may designate substitute nominees, in which event the persons named as proxy holders will vote FOR the election of such substitute nominee(s).

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any
Stephen McCall
Mr. McCall, age 42, was appointed to our Board on July 16, 2010. Mr. McCall has over 15 years of private equity investing experience focused on growth capital and buyout investments. He founded and is currently a Managing Member of Blackpoint Equity Partners LLC, a private equity investment firm. Prior to founding Blackpoint, he was a General Partner at Seaport Capital, a private equity investment firm, where he was employed from 1997 through 2007. Previously, Mr. McCall worked at Patricof & Co. Ventures, a private equity investment firm, and Montgomery Securities in the Corporate Finance Department. Mr. McCall has been a director of Otelco Inc. (including its predecessor Rural LEC Acquisition LLC) since January 1999 and served as Chairman of the Board of Rural LEC Acquisition LLC until the closing of its initial public offering on December 21, 2004. Mr. McCall was previously a director of Ambassadors International, Inc. Mr. McCall is also a director of several private companies. He graduated from Stanford University with an A.B. in Economics. Mr. McCall possesses particular knowledge and experience in private equity investing, portfolio management, analyzing potential acquisitions, raising equity, debt financing and setting strategy.

Robert Symington
Mr. Symington, age 48, was appointed to our Board on July 16, 2010. Mr. Symington is a Senior Portfolio Manager with Avenue Capital Group (“Avenue”), a global alternative investment manager affiliated with Avenue Capital. Prior to joining Avenue in 2005, Mr. Symington was Managing Director and Chief Investment Officer at Resurgence Asset Management, L.L.C. for over ten years. Mr. Symington holds a B.A. in English Literature from Dickinson College and an M.B.A. in Finance and Accounting from Cornell University. Mr. Symington has a wide range of knowledge and understanding of business issues, including matters relating to business growth and development, as a result of his prior management positions.

The Board recommends a vote FOR each of the above-named nominees.

Members of the Board of Directors Continuing in Office

The following Class III Directors are expected to serve until the 2013 Annual Meeting of Stockholders:

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any
Marc Lasry, Chairman of the Board
Mr. Lasry, age 53, was appointed to our Board on July 16, 2010. Mr. Lasry is the Chairman, Chief Executive Officer and a co-founder of Avenue and Avenue Capital. He is also a co-founder of Amroc Investments LLC. Prior to founding Avenue in 1995, Mr. Lasry was Co-Director of the Bankruptcy and Corporate Reorganization Department at Cowen & Company. Mr. Lasry also served as Director of the Private Debt Department at Smith Vasilou Management Company. Mr. Lasry holds a B.A. in History from Clark University and a J.D. from New York Law School. Mr. Lasry’s expertise in financial structuring and investments is expected to help the Board in its efforts to improve the Company’s capital structure and profitability for the benefit of our stockholders.

David Licht
Mr. Licht, age 38, was appointed to our Board on July 16, 2010. Mr. Licht is a Senior Vice President of the Avenue Capital U.S. Funds. Prior to joining Avenue in 2007, Mr. Licht was a Senior Portfolio Manager at ABP Investments US, Inc. Prior to joining ABP in 2001, Mr. Licht was an Associate at Donaldson, Lufkin & Jenrette Securities Corporation in its Leveraged Finance Division. Mr. Licht also previously worked for Arthur Andersen LLP. Mr. Licht is a certified public accountant and holds a B.B.A. from the University of Michigan Business School. Mr. Licht’s knowledge of hospitality and gaming businesses and his experience in managing distressed and undervalued securities contribute to the Board’s ability to oversee the Company’s business.

Jeffrey Gilbert
Mr. Gilbert, age 65, was appointed to our Board on July 16, 2010. Mr. Gilbert is President and principal stockholder of Preferred Gaming & Entertainment, Inc., a licensed distributor and lessor of gaming devices and casino equipment. From 2003 to 2008, at the request of the Nevada Gaming Commission, Mr. Gilbert served as court-appointed Supervisor and Receiver for Fitzgeralds Gaming Corporation, during which time he operated the company for the benefit of parties who acquired ownership as part of a bankruptcy restructuring. From 1990 to 1995, Mr. Gilbert served as Vice President, Chief Operating Officer and a member of the Office of the President of Jackpot Enterprises, Inc., a New York Stock Exchange listed gaming company that operated slot routes and gaming casinos in Nevada, South Dakota and Mississippi. From 1997 through 2003, Mr. Gilbert was an officer and member of the Board of Directors of Universal Distributing of Nevada, Inc. and its subsidiaries in New South Wales, Australia and South Africa. Prior to 1997, Mr. Gilbert served as Vice President and General Manager of Bally Gaming, Inc. Mr. Gilbert has served as a member of the Board of Directors of Aruze Corp. a Japanese publicly traded company (now known as Universal Entertainment Corporation) that manufacturers gaming devices and from 1997 through 2009 as a member and Vice-Chairman of the Board of Directors of Avi Resort Casino, a Native American gaming facility located in Laughlin, Nevada. Mr. Gilbert’s extensive experience in Nevada and multiple foreign jurisdictions brings unique expertise and insight into state regulatory and public policy issues that directly impact the Company’s operations. In addition, his experience and knowledge of the gaming industry provides valuable guidance to the Board and management. Mr. Gilbert is a member of the Nevada Supreme Court’s Commission on Judicial Selection.

The following Class I Directors are expected to serve until the 2014 Annual Meeting of Stockholders:

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any
Robert F. Griffin, Chief Executive Officer
Mr. Griffin, age 53, has been our Chief Executive Officer and a member of our Board since November 2010. From November 2008 to November 2010, Mr. Griffin served as President and Chief Executive Officer of MTR Gaming Group, Inc. (“MTR”), which owns and operates casino and racetrack facilities in West Virginia, Pennsylvania and Ohio. He became a member of MTR’s Board of Directors in March 2010. Prior to joining MTR, Mr. Griffin served as Senior Vice President of Operations of Isle of Capri Casinos, Inc. (“ICCI”) from 2004 to 2008, where he was responsible for the operations of 16 casinos and racing facilities in the United States, Grand Bahamas and the United Kingdom. Mr. Griffin also served as Vice President/General Manager at several of ICCI’s properties from 1999 to 2003. Mr. Griffin previously held senior management positions at Trump Marina Hotel Casino (“Trump Marina”) from 1992 to 1998. Mr. Griffin serves as a director and as our Chief Executive Officer due to his particular knowledge and expertise based on over 30 years’ experience in the gaming and hospitality industries. Mr. Griffin has vast experience in all aspects of managing gaming and hospitality companies, including sales, marketing, development, finance and human resources.

Eugene I. Davis
Mr. Davis, age 57, was appointed to our Board on July 16, 2010. Mr. Davis is Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a Chief Executive Officer, Chief Restructuring Officer, Director, Committee Chairman and Chairman of the Board of a number of businesses operating in diverse sectors such as telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, energy, financial services, consumer products and services, import-export, mining and transportation and logistics. Previously, Mr. Davis served as President, Vice Chairman and Director of Emerson Radio Corporation and Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc. He began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms, where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis holds a bachelor's degree from Columbia College, a master of international affairs degree (MIA) in international law and organization from the School of International Affairs of Columbia University, and a Juris Doctorate from Columbia University School of Law. Mr. Davis is Chairman of the Board of Directors of Atlas Air Worldwide Holdings, Inc. and U.S. Concrete, Inc. Mr. Davis is also a director of Global Power Equipment Group Inc., Spectrum Brands, Inc. and WMI Holdings Corp. He is also a director of Lumenis Ltd., whose common stock is registered under the Securities Exchange Act of 1934 but does not publicly trade. During the past five years, Mr. Davis has also been a director of Ambassadors International, Inc., American Commercial Lines Inc., Delta Airlines, Foamex International Inc., Footstar, Inc., GSI Group, Inc., Granite Broadcasting Corporation, Ion Media Networks, Inc., Knology, Inc., Media General, Inc., Mosaid Technologies, Inc., Ogelbay Norton Company, Orchid Cellmark, Inc., PRG-Schultz International Inc., Roomstore, Inc., Rural/Metro Corp., SeraCare Life Sciences, Inc., Silicon Graphics International, Smurfit-Stone Container Corporation, Solutia Inc., Spansion, Inc., Tipperary Corporation, Viskase, Inc. and YRC Worldwide, Inc. As a result of these and other professional experiences, coupled with his strong leadership qualities, Mr. Davis possesses particular knowledge and experience in the areas of strategic planning, mergers and acquisitions, finance, accounting, capital structure and board practices of other corporations.

All members of the Board, including the two nominees, are United States citizens and have the necessary licenses or qualifications required by New Jersey gaming regulatory authorities.

INFORMATION CONCERNING
THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Board Leadership and Role in Risk Oversight

The Board believes that an effective board leadership structure depends on the experience, skills, and personal interaction between persons in leadership roles and the needs of the Company at any point in time. The positions of Chairman of the Board and Chief Executive Officer are held by two different people based on the recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and for day-to-day leadership and performance of the Company. Our Chairman of the Board provides direction and input to the Chief Executive Officer and presides over meetings of the full Board.

The Board fulfills a significant role in the oversight of risk in the Company, through both the actions of the Board as a whole and those of its committees. The Board is responsible for oversight of our risk management practices, while management is responsible for the day-to-day risk management processes. The Board believes that this division of responsibilities is the most effective approach for addressing the risks facing the Company, and the Company’s Board leadership structure supports this approach. The Board receives periodic reports from management regarding the most significant risks facing our Company. The Board meets at least every quarter to review the operations of the Company, its financial results and items of strategic importance or significant risk.

Director Independence

Pursuant to our Corporate Governance Guidelines, our Board is required to affirmatively determine that a majority of our directors have no relationship that would interfere with the director’s exercise of independent judgment in carrying out his responsibilities. A copy of our Corporate Governance Guidelines is available free of charge on our website, www.trumpcasinos.com. The Board has determined that a majority of our directors qualify as “independent” under this standard. Moreover, the Board has determined, after considering all relevant facts and circumstances, that three of its members, Messrs. Davis, Gilbert and McCall, are “independent” as defined by the rules and regulations promulgated by the SEC and the national securities exchanges.

Meetings and Committees

The Board met thirteen times during 2011. Our Board has three standing committees: (i) the Audit Committee; (ii) the Compensation Committee; and (iii) the Corporate Governance, Regulatory and Nominating Committee (the “Corporate Governance Committee”). From time to time, the Board has also formed special committees for particular purposes. The following is a brief description of the duties and responsibilities of each of the three standing committees and the names of the members of our Board serving on each such committee.

Audit Committee

The Audit Committee is responsible for recommending Board action related to: (i) the discharge of the Board’s responsibilities with respect to overseeing the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, risk assessment and risk management policies and procedures, and performance of the internal and external audit functions, and (ii) hiring, monitoring the performance of and, if necessary, replacing the independent auditors. In carrying out these responsibilities, the Audit Committee reviews with the Board, management and the independent auditors the terms of engagement of the independent auditors, including the fees, scope and timing of the audit and any other services rendered by the independent auditors. The Audit Committee makes recommendations to the Board with respect to the approval of any significant non-audit relationship with the independent auditors and assesses the independent auditors’ qualifications and independence. The Audit Committee (a) reviews with the independent auditors and management the Company’s policies and procedures with respect to internal auditing, accounting and financial controls, (b) reviews audit results, reports and recommendations made by any of the auditors with respect to changes in accounting procedures and internal controls, and (c) reviews the results of studies of the Company’s system of internal accounting controls. The Audit Committee shall perform any other duties or functions otherwise deemed appropriate or necessary by the Board. The Audit Committee has the power and right to hire and rely on independent counsel and other advisors. The Audit Committee has the authority to communicate directly with the Company’s financial officers and employees, internal auditors and independent auditors as it deems desirable and to have the internal auditors or independent auditors perform any additional procedures as it deems appropriate. The Audit Committee Charter is available on our website (www.trumpcasinos.com).

The members of the Audit Committee are Mr. Davis (Chairman), Mr. Gilbert and Mr. McCall. Our Board has determined that Mr. Davis is qualified as an “audit committee financial expert” within the meaning of the regulations of the SEC.

The Audit Committee met with management and the Company’s independent auditors three times during 2011.

Compensation Committee

The Compensation Committee is responsible for recommending Board action with respect to: (i) benefit plans of the Company, (ii) evaluation and retention of senior executives of the Company, and (iii) compensation of executives and directors of the Company. The Compensation Committee recommends the Chief Executive Officer’s compensation to the Board, and reviews the compensation and benefits of other officers of the Company. The Compensation Committee also performs any other duties or functions otherwise deemed appropriate or necessary by the Board. The Compensation Committee has the power and right to hire and rely on independent counsel and other advisors. The Compensation Committee Charter is available on our website (www.trumpcasinos.com).

The members of the Compensation Committee are Mr. McCall (Chairman), Mr. Davis and Mr. Gilbert. The Compensation Committee met once during 2011.

Corporate Governance, Regulatory and Nominating Committee

The Corporate Governance Committee is responsible for: (i) recommending Board action with respect to Board composition, (ii) recommending Board action with respect to corporate governance matters and (iii) reviewing and approving all filings by the Company with the SEC and any other federal or state regulatory body with which the Company is regularly required to file information involving matters not under the jurisdiction of the audit committee, and supervising the preparation by the Company’s legal counsel of summary materials concerning all such reports as may be required to permit all members of the Board to make informed decisions concerning approval or ratification of any such reports. In carrying out these responsibilities, the Corporate Governance Committee develops procedures and criteria for selecting qualified directors, identifying qualified candidates, and recommending to the Board a slate of directors to be presented for election by stockholders at each annual meeting of the stockholders of the Company. The Corporate Governance Committee also develops, recommends to the Board and periodically reviews a set of corporate governance guidelines, and provides oversight and guidance for the annual evaluation of the Board as a whole. The Corporate Governance Committee also performs any other duties or functions otherwise deemed appropriate or necessary by the Board or required by applicable rules or regulations, and has the power and right to hire and rely on independent counsel and other advisors. The Corporate Governance Committee Charter is available on our website (www.trumpcasinos.com).

The members of the Corporate Governance Committee are Mr. Gilbert (Chairman), Mr. Davis and Mr. McCall. The Corporate Governance Committee met twice during 2011.

The information contained in this proxy statement with respect to the Audit Committee Charter, the Compensation Committee Charter, and the Corporate Governance Committee Charter, and the independence of non-management members of the Board shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference in a filing.

Attendance

During 2011, all current directors attended at least 75% of the meetings of the Board and of the committees of the Board on which they served, except Mr. Lasry. Under our Corporate Governance Guidelines, each director is expected to devote the time and effort necessary to fulfill the director’s responsibilities as a director, including by attending meetings of the Board and committees on which he is a member. In addition, our directors are encouraged to attend our annual meeting of stockholders. All of our directors then in office attended the 2011 annual meeting of stockholders except for Mr. Lasry, who was unable to attend.

Code of Business Conduct

We have a Code of Business Conduct, which is applicable to all our directors, officers and certain management and supervisory employees. The Code of Business Conduct is available free of charge either on our website (www.trumpcasinos.com) or by writing to our Corporate Secretary.

Code of Ethics

We have a Code of Ethics for our directors and principal executive officers, including, among others, our Chief Executive Officer, Chief Financial Officer and the members of our Board. The Code of Ethics is available free of charge either on our website (www.trumpcasinos.com) or by writing to our Corporate Secretary.

If we make any substantive amendments to the Code of Ethics or grant any waivers therefrom, we are required to disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K filed with the SEC within four business days.

Director Recommendations and Nominations

Director candidates may come to the attention of the Board and/or the Corporate Governance Committee from any number of sources, including current directors, executive officers or other persons. The Corporate Governance Committee does not have a specific policy under which it considers the diversity of candidates for directorship when making nominations. The Corporate Governance Committee periodically reviews its list of candidates available to fill vacancies and researches and evaluates, among other things, the talent, skills, financial and business experience and expertise of the candidate, his or her independence from the Company, and his or her general background. In addition, the Corporate Governance Committee assesses whether any vacancies are expected due to retirement or otherwise and the need for particular expertise on the Board. The Board and/or the Corporate Governance Committee generally seek to find director candidates that have skills, education, experience and other attributes that will complement and/or broaden the strengths of existing directors.

The Corporate Governance Committee will consider a candidate recommended by a stockholder and, in doing so, will apply these same methods and criteria to any such recommendation. It should be noted, however, that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Corporate Governance Committee. A stockholder who desires to nominate a candidate for election may do so only in accordance with Section 3 of Article III of the Company’s By-Laws, a copy of which may be obtained from the Secretary of the Company or from the Company’s filings with the SEC.

Communication with the Board of Directors and the Audit Committee

Stockholders and other parties interested in communicating directly with our non-management directors as a group may do so by writing in care of our Corporate Secretary. If a stockholder would like the letter to be forwarded directly to the Chairman of the Board or to one of the members of the standing committees of the Board, he or she should so indicate in the letter to the Corporate Secretary. If no specific direction is indicated, our Corporate Secretary will review the letter and forward it to the appropriate Board member. Any report regarding questionable accounting practices, internal accounting controls or auditing matters will be forwarded by our Corporate Secretary to the Chairman of the Audit Committee.

Meetings of Non-Management Directors

The non-management members of the Board meet regularly in executive session outside the presence of any member of our management, usually in conjunction with regularly scheduled meetings of the Board. No formal Board action may be taken at any executive session.

Compensation of Directors

Members of our Board who are also employees of our Company and its affiliates receive no directors’ fees. Our current non-employee directors receive a quarterly retainer of $25,000 and reasonable and accountable out-of-pocket expenses incurred in connection with attending Board and committee meetings. In addition, the Chairman of each of the Audit Committee, the Corporate Governance Committee and the Compensation Committee receives an additional $5,000 per quarter.

2011 Director Compensation

The following table provides information on compensation paid to our directors for 2011.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Robert F. Griffin (3)	$—	$—	$—
Eugene I. Davis (4)	120,000	4,000	124,000
Jeffrey Gilbert (5)	120,000	4,000	124,000
Marc Lasry	100,000	—	100,000
David Licht	100,000	—	100,000
Stephen McCall (6)	120,000	4,000	124,000
Robert Symington	100,000	—	100,000
____________________________________________________

(1)
Fees earned or paid in cash represent the quarterly retainer of $25,000 to directors plus committee chairmen fees paid to independent directors, all of which are paid in advance. Fees paid to Messrs. Lasry, Licht and Symington for 2011 were paid to Avenue Capital on their behalf.

(2)
On November 3, 2011, the effective date of the Trump Entertainment Resorts, Inc. 2011 Equity Incentive Plan (the “2011 Equity Incentive Plan”), each non-employee director of the Company (other than those non-employee directors who are officers or employees of Avenue Capital) received an automatic grant of 5,000 restricted stock units. The restricted stock unit awards granted were fully vested on the grant date, but the shares underlying these awards will not be delivered until the recipient no longer serves on the Board.

(3)	Mr. Griffin has served as a member of the Board and as Chief Executive Officer and President since November 16, 2010. Mr. Griffin receives no additional compensation for service on our Board.

(4)	Mr. Davis serves on and is the Chairman of the Audit Committee. Mr. Davis also serves on the Compensation Committee and the Corporate Governance Committee.

(5)	Mr. Gilbert serves on and is the Chairman of the Corporate Governance Committee. Mr. Gilbert also serves on the Audit Committee and the Compensation Committee.

(6)	Mr. McCall serves on and is the Chairman of the Compensation Committee. Mr. McCall also serves on the Audit Committee and the Corporate Governance Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any person who beneficially owns more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Based upon a review of the copies of the forms furnished to us and written representations from our Reporting Persons, we believe that during the year ended December 31, 2011, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of TER common stock as of the close of business on September 25, 2012 by (i) each currently employed executive officer or other senior officer named in the Summary Compensation Table, (ii) each director, (iii)  each person deemed to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and (iv) all of our currently employed executive officers and directors as a group. In the case of persons other than our executive officers and directors, such information is based upon a review of the latest Schedules 13D or 13G, as may be amended, or Section 16 reports which have been filed by such persons with the SEC, and in certain other cases, the records of our transfer agent. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares listed as owned by such person. Unless otherwise noted, the address for each reporting person below is c/o Trump Entertainment Resorts, Inc., 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401.

Name of Beneficial Owner	Common Stock			Preferred Stock
	Number of Shares		Percent of Class (1)	Number of Shares	Percent of Class
Robert F. Griffin (Chief Executive Officer and Director)	31,250	(2)	*	—	—
David R. Hughes (Chief Financial Officer)	22,322	(2)	*	—	—
Kathleen M. McSweeney (Senior Vice President of Marketing Operations)	—		—	—	—
Eugene I. Davis (Director)	5,000	(3)	*	—	—
Jeffrey Gilbert (Director)	5,000	(3)	*	—	—
Marc Lasry (4) (Director)	2,329,633		—	—	—
David Licht (12) (Director)	—		—	—	—
Stephen McCall (Director)	5,000	(3)	*	—	—
Robert Symington (13) (Director)	—		—	—	—
Avenue NJ Entertainment, LLC	2,329,633	(4)	21.6%	—	—
Contrarian Capital Management, L.L.C.	1,449,783	(5)	13.5%	—	—
Donald J. Trump	1,071,428	(6)	9.5%	—	—
GoldenTree Asset Management, LP	800,475	(7)	7.4%	—	—
Interstate 15 Holdings, L.P.	1,019,851	(8)	9.5%	—	—
Kings Road Holdings XIV Ltd.	2,525,432	(9)	23.5%	—	—
Manulife Asset Management (U.S.) LLC	584,817	(10)	5.4%	—	—
Northeast Investors Trust	910,628	(11)	8.5%	—	—
All Executive Officers and Directors as a Group (9 persons)	2,398,205	(14)	22.2%	—	—
____________________________________________________
* Less than 1%.

(1)
Based on 10,767,858 shares of common stock, issued and outstanding as of the close of business on September 25, 2012. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person. Shares shown in the table include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)
Represents vested portion of restricted stock awards. Does not include shares issuable more than 60 days after the date of this proxy statement pursuant to the unvested portion of restricted stock awards held by Messrs. Griffin and Hughes and does not include 62,500 vested restricted stock units held by Mr. Griffin or 44,644 vested restricted stock units held by Mr. Hughes. Each such vested restricted stock unit represents an unfunded and unsecured promise of the Company to deliver on November 16, 2012, subject to the terms of the respective award agreement, at the Company’s option, either one share of common stock or cash equal to the then-current fair market value of one share of common stock of the Company.

(3)
Represents 5,000 restricted stock units awarded to each of Messrs. Davis, Gilbert and McCall under the 2011 Equity Incentive Plan. The restricted stock unit awards granted were fully vested on the grant date. The shares underlying these awards will not be delivered until the recipient no longer serves on the Board.

(4)
Based in part upon a Schedule 13D filed with the SEC on July 27, 2010, Avenue NJ Entertainment, LLC (“Avenue NJ”), address of principal executive office 399 Park Avenue, 6th Floor, New York, NY 10022, has two classes of membership interests, Class A Voting Interests (the “Class A Interests”) and Class B Non-Voting Interests (the “Class B Interests”). The Class A Interests are held by Avenue NJ Entertainment Holdings, LLC (“Avenue NJ Holdings”). The Class B Interests are held by Avenue Investments, L.P., Avenue International Master, L.P., Avenue CDP Global Opportunities Fund, L.P., Avenue Special Situations Fund IV, L.P. and Avenue Special Situations Fund V, L.P. (collectively, the “Avenue Funds”). Avenue Capital serves as the investment advisor to the Avenue Funds. Mr. Lasry, one of our directors, serves as a principal control person (directly or indirectly) of Avenue Capital. Avenue NJ Holdings has one class of membership interests, all of which are held by Mr. Lasry and Sonia Gardner, another executive of Avenue Capital.

(5)
Based upon a Schedule 13G/A filed with the SEC on July 26, 2010, Contrarian Capital Management, L.L.C., address of principal executive office listed as 411 West Putnam Avenue, Suite 425, Greenwich, CT 06830, beneficially owns 1,449,783 shares, or 13.46%, of our common stock, with sole power to vote or to direct the vote of 473,958 shares, solely in its capacity as investment adviser to certain funds, including Contrarian Capital Fund I, L.P. which owns 975,825 shares, or 9.06%, of our common stock, with sole power to vote or to direct the vote of zero shares.

(6)
Based upon a Schedule 13D/A filed with the SEC on July 22, 2010 by Mr. Trump. Address of principal executive office listed as 725 Fifth Avenue, New York, NY 10022. The number of shares beneficially owned consists of (i) 535,714 shares of our common stock held directly by Mr. Trump and (ii) 535,714 shares of our common stock issuable upon exercise of the warrant issued to Mr. Trump.

(7)	Based in part upon a Schedule 13G/A filed with the SEC on February 14, 2012. Address of principal executive office listed as 300 Park Avenue, 21st Floor, New York, NY 10022.

(8)
Based upon a Schedule 13G filed with the SEC on February 14, 2011. Address of principal executive office listed as c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

(9)
Based upon a Schedule 13D filed with the SEC on June 24, 2011, 2,525,432 shares of our common stock are directly held by Kings Road Holdings XIV Ltd. (“KRH”). Address of principal executive office listed as c/o Polygon Global Partners LLP, 4 Sloane Terrace, London SW1X 9DQ, United Kingdom. Polygon Management L.P. (the “Investment Manager”), Polygon Global Partners LLP (f/k/a Polygon Equities Partners LLP) (the “UK Investment Manager”), Polygon Global Partners LP (the “US Investment Manager”), Polygon Recovery Fund GP (the “General Partner”), Polygon Management Ltd. (“Polygon Management”) and Polygon Recovery Fund LP have voting and dispository control over securities owned by KRH. Messrs. Reade E. Griffith and Patrick G. G. Dear control the Investment Manager, the UK Investment Manager, the US Investment Manager, the General Partner and Polygon Management.

(10)	Based in part upon a Schedule 13G/A filed with the SEC on February 13, 2012. Address of principal executive office listed as 101 Huntington Avenue, 7th Floor, Boston, MA 02199.

(11)	Based upon a Schedule 13G filed with the SEC on February 14, 2011. Address of principal executive office listed as 100 High Street, Suite 1000, Boston, MA 02110.

(12)	Mr. Licht is a Senior Vice President of the Avenue Capital U.S. Funds.

(13)	Mr. Symington is a Senior Portfolio Manager with Avenue and Avenue Capital.

(14)
Includes the shares of common stock held by Avenue NJ as described in (3) above. Does not include shares issuable more than 60 days after the date of this proxy statement pursuant to the unvested portion of restricted stock awards held by Messrs. Griffin and Hughes and does not include 62,500 vested restricted stock units held by Mr. Griffin or 44,644 vested restricted stock units held by Mr. Hughes as described in (2) above.

EXECUTIVE OFFICERS

All of our executive officers serve at the pleasure of our Board. As of October 1, 2012, our executive officers, their ages, the positions held by them and the periods during which they have served in such positions were as follows:

Name	Age	Positions	Office Held Since
Robert F. Griffin	53	Chief Executive Officer	November 2010
David R. Hughes	49	Chief Financial Officer and Corporate Secretary	November 2010
____________________

See “Members of the Board of Directors Continuing in Office” for a biography of Mr. Griffin.

Mr. Hughes has been our Chief Financial Officer since November 2010. From May 2008 to November 2010, Mr. Hughes served as Corporate Executive Vice President and Chief Financial Officer of MTR. From 2003 to 2008, Mr. Hughes served in various positions at MTR, including as Corporate Executive Vice President Strategic Operations and Chief Operating Officer of MTR’s flagship property in West Virginia. Mr. Hughes served as Chief Financial Officer of Penn National Gaming’s Charles Town Races & Slots property in Charles Town, West Virginia prior to joining MTR. Mr. Hughes also previously held operational and financial positions with major gaming companies throughout the United States, including Atlantic City, New Jersey, having served as Senior Vice President and Chief Financial Officer of Resorts Hotel and Casino and in positions at the Company’s Trump Plaza Hotel and Casino (“Trump Plaza”) from 1988 to 1995. Mr. Hughes is currently a member of the Board of Directors of The Richard Stockton College of New Jersey Foundation where he serves as the Chairman of the Finance Committee, a member of the Executive and Investment Committees and Treasurer. Mr. Hughes is also a member of the Board of Directors of the Greater Atlantic City Chamber and a member of the Board of Directors of St. Joseph Regional School in Somers Point, New Jersey.

INFORMATION REGARDING EXECUTIVE COMPENSATION

Overview of Compensation Program

The Compensation Committee of the Board has the responsibility for establishing, implementing and measuring the policies and practices for our compensation program, determining the appropriate compensation of executive officers, including the Named Executive Officers (“NEOs”) detailed in the accompanying tables. It is the objective of the Company to reward key executives for the attainment of financial and strategic objectives which are aligned directly with the success of the Company and focus upon the best interests of our stockholders. The Compensation Committee ensures that the total compensation paid to executive officers is competitive, reasonable and performance based. A critical component to the Company’s long term success is the comprehensive development, recruitment and retention of a talented and experienced senior management team to fully leverage our strategic, operational and human capital plans. With the guidance and oversight of the Compensation Committee, we have deployed a strategic and results-driven compensation program to drive enhanced performance and attain the Company’s stated business and financial objectives. We provide competitive total compensation packages commensurate with corporate and strategic objectives.
The Compensation Committee provides the required oversight of our compensation policies and practices, including, but not limited to, those related to incentive compensation, executive retention, severance and retirement programs and any other executive benefit plans or programs. The Compensation Committee made all final decisions regarding the compensation of our executive officers. The Compensation Committee reports its decisions to the Board.
The duties and responsibilities of the Compensation Committee include, but are not limited to:

a.	Establishing and reviewing the Company’s overall management compensation philosophy and policy.

b.
Reviewing and approving the annual and long-term corporate goals and objectives relevant to the compensation of the CEO, evaluating at least annually the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation, as well as any other terms of the CEO’s employment (including but not limited to perquisites, retention programs, severance arrangements and retirement benefits). In determining any long-term incentive component of CEO compensation, the Compensation Committee considers the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.

c.
Reviewing on a periodic basis and approving the compensation and other material terms of employment of other senior officers of the Company, the annual and long-term corporate goals and objectives relevant to such compensation and any terms and modifications thereto, including with respect to any incentive-compensation and equity-based plans, retention, severance and retirement programs, perquisites and any other employee benefit plans or programs.

d.
Reviewing and recommending for Board approval Company policies and actions regarding incentive and equity-based programs for employees of or consultants to the Company; and administering and monitoring compliance with such rules, policies and guidelines for the issuance of awards pursuant to such programs, as well as authorizing awards thereunder.

e.
Reviewing and recommending for Board approval policies regarding any changes in employee retirement plans or programs, and other employee benefit plans and programs; and monitoring compliance with such programs.

f.	Reviewing and recommending director compensation for Board approval.

g.	Annually evaluating the performance of the Compensation Committee, including its effectiveness and compliance with its charter.

h.	Reviewing and assessing the adequacy of the Compensation Committee Charter on an annual basis, and recommending appropriate changes.

2011 Executive Compensation Components

As provided in the Summary Compensation Table that follows this discussion, 2011 compensation for our NEOs consisted primarily of the following components:

•	Base salary

•	Equity compensation

•	Bonus compensation
Employment Agreements

We have entered into employment agreements with Messrs. Griffin and Hughes, our Chief Executive Officer and Chief Financial Officer (as amended, the “Employment Agreements”). Under the Employment Agreements, each executive is entitled to an annual base salary, payable in accordance with the Company’s regular payroll practices. For 2011, Mr. Griffin’s base salary was $807,500 and Mr. Hughes’s base salary was $525,000. The base salary is reviewed at least annually and may be increased in the discretion of the Compensation Committee. To the extent the Compensation Committee determines to so increase the base salary, and provided performance of each of Mr. Griffin and/or Mr. Hughes is satisfactory, it is expected that any such annual salary increases will equal or exceed the rate of increase in the consumer price index. The Compensation Committee reviewed Messrs. Griffin’s and Hughes’s base salaries and approved a 5% increase in each of their base salaries, effective on January 1, 2012. In addition, for each calendar year, beginning with the year ended December 31, 2011, each of Messrs. Griffin and Hughes is eligible to receive an annual cash performance bonus, based upon performance of the Company and each of Messrs. Griffin and Hughes during the applicable calendar year (the “Annual Bonus”). The Annual Bonus is payable following the end of the calendar year at the time the Company generally pays performance bonuses to other senior employees. Fifty percent of each of Messrs. Griffin’s and Hughes’s Annual Bonus is based on achievement by the Company and/or such NEO during the applicable calendar year of specific performance criteria, which are established on an annual basis by the Compensation Committee in consultation with each of Messrs. Griffin and Hughes. The remaining 50% of the Annual Bonus is determined by the Compensation Committee in its sole discretion based upon the Compensation Committee’s evaluation of the overall performance of each of Messrs. Griffin and Hughes and/or the Company during the applicable calendar year. The maximum Annual Bonus each of Messrs. Griffin and Hughes may receive for any year is 100% of each of their base salaries for such year. For 2011, each of Messrs. Griffin and Hughes was guaranteed a minimum Annual Bonus equal to 35% of each of their base salaries. The Compensation Committee, based on a Compensation Committee meeting during 2012, awarded Messrs. Griffin and Hughes Annual Bonuses for 2011 of $605,626 and $393,750, respectively. To be eligible to receive an Annual Bonus, each of Messrs. Griffin and Hughes must remain actively employed through the date such Annual Bonus is paid (except as stated below in the case of termination without Cause or for Good Reason (each as defined in the Employment Agreement attached as Exhibit 10.1 to the Company’s Current Reports on Form 8-K filed on October 1, 2010 with respect to Mr. Griffin and October 19, 2010 with respect to Mr. Hughes)).

In accordance with the terms of the Employment Agreements, at the time each of Messrs. Griffin’s and Hughes’s employment commenced on November 16, 2010 (the “Commencement Date”), each of Messrs. Griffin and Hughes received an initial equity and equity-based award consisting of restricted stock of the Company (the “Performance Restricted Stock Award”) and restricted stock units (the “Service RSU Award”). The Performance Restricted Stock Award and the Service RSU Award for Messrs. Griffin and Hughes together represent approximately 3% of the outstanding common stock of the Company. Each restricted stock unit included in the Service RSU Award represents an unfunded and unsecured promise of the Company to deliver, subject to the terms of the Employment Agreement and the award agreement, on the second anniversary of the Commencement Date, at the Company’s option, either one share of common stock of the Company or cash equal to the then-current fair market value of one share of common stock of the Company. Fifty percent of the Service RSU Award for each of Messrs. Griffin and Hughes vested immediately on the Commencement Date and the remaining 50% vested on November 16, 2011, the first anniversary of the Commencement Date. The Performance Restricted Stock Award vests in four installments on the March 15th following each of the calendar years 2011, 2012, 2013 and 2014 (each such calendar year, a “Performance Period”) (provided that, except as otherwise described below in the case of termination without Cause or for Good Reason, as a condition of vesting of any particular installment of the Performance Restricted Stock Award, each of Messrs. Griffin and Hughes must remain continuously employed by the Company from the Commencement Date through the end of the relevant Performance Period and the performance objectives for the Performance Period at the minimum 50% target level must have been achieved). Any unvested portion of the Performance Restricted Stock Award will become fully vested upon a change in control of the Company or as otherwise determined by the Board. Both Messrs. Griffin and Hughes will be considered for additional equity or equity-based awards in the future by the Board or the Compensation Committee, in their sole discretion.

During the term of their employment, the Company is responsible for paying the reasonable premiums for a term life insurance policy on each of Messrs. Griffin and Hughes, with each of Messrs. Griffin and Hughes having the right to name the beneficiary(ies) of such policies. Such term life insurance policies will be for an amount that is at least two times each of Messrs. Griffin’s and Hughes’s initial base salary. Each of Messrs. Griffin and Hughes will be eligible to participate in all employee benefit plans and programs of the Company, including health and retirement plans, that may be in effect from time to time for senior executives generally.

The Employment Agreements provided for certain relocation benefits to Messrs. Griffin and Hughes in connection with their move to Atlantic City.

The Employment Agreements do not provide for a fixed term of employment and accordingly each of Messrs. Griffin’s and Hughes’s employment may be terminated by the Company or by each of Messrs. Griffin and Hughes at any time, subject to 30 days prior notice (except in the case of termination for Cause (as defined in the Employment Agreement)). The Employment Agreements provide for certain severance benefits in the event of a termination of the executives’ employment by the Company other than for Cause (other than in the case of their death or disability), or by the executive for Good Reason (each as defined in the Employment Agreement). In the event of such termination, and subject to a release of claims against the Company by each of Messrs. Griffin and Hughes, each of Messrs. Griffin and Hughes will be entitled to receive (i) any earned, but unpaid, base salary and unpaid expense reimbursement through the date of termination and payment for any accrued unused vacation or other paid time off (subject to the Company’s policy regarding payment for accrued vacation); (ii) a lump sum cash payment of any Annual Bonus determined or earned (and not determined), but unpaid, for any calendar year ended prior to the date of termination, payable at the time the Company generally pays performance bonuses to senior executives of the Company; (iii) unless a Change in Control (as defined in the Employment Agreement) has occurred, continuation of base salary payments for a 12-month period (the “Severance Period”), without mitigation for subsequent employment with another employer (provided such employment is not in violation of the non-competition provisions or other restrictive covenants in the Employment Agreement), in accordance with the Company’s payroll practices, beginning 60 days following each of the executives’ date of termination; (iv) for a 12 month period following the executive’s date of termination, at the election of the Company, either (x) reimbursement for premiums paid by the executive for COBRA medical benefit continuation coverage for the executive (and, if applicable, his spouse and eligible dependents) under the Company’s health insurance plan, net of the portion of such premiums that the Company’s senior executives are paying, or (y) health insurance benefits for the executive (and, if applicable, his spouse and eligible dependents) under an individual health insurance policy to be purchased by the executive with benefits comparable to the health benefits provided to the Company’s senior executives generally and with Company reimbursement of premiums so that the executive’s net cost for premiums, if any, is not more than the cost of premiums that the Company’s senior executives are paying, provided that the executive continues to pay that portion of the insurance premiums that are his responsibility; (v) any other equity or equity-based awards that are not vested as of the date of termination but would become vested within six months from the date of termination will continue to vest during such six-month period (and all other equity awards that are not vested on the date of termination will automatically terminate and be forfeited); and (vi) if notice of such termination by the Company without Cause or by each of Messrs. Griffin and Hughes for Good Reason is given after June 30 of any calendar year, provided that the Performance Objectives (as defined in the Employment Agreements) for the year of termination are achieved, a pro rata portion of the 50% component of the Annual Bonus for the year of termination that is based on achievement of such Performance Objectives, payable at the time the Company generally pays performance bonuses to senior executives of the Company for such calendar year.

In the event of a termination of each of Messrs. Griffin’s and Hughes’s employment by the Company other than for Cause (other than in the case of his death or disability), or by each of Messrs. Griffin and Hughes for Good Reason, which occurs within 12 months following the occurrence of a Change in Control (as defined in the Employment Agreements), subject to a release of claims against the Company by each of Messrs. Griffin and Hughes, each of Messrs. Griffin and Hughes will receive the same benefits and amounts described in the preceding paragraph, except that, in lieu of the base salary continuation payments described in clause (iii) of the preceding paragraph, each of Messrs. Griffin and Hughes will be entitled to a lump sum cash severance payment in an amount equal to two times their annual base salary, payable 60 days following their date of termination.

Upon a Change in Control that occurs while each of Messrs. Griffin and Hughes are employed by the Company, each of Messrs. Griffin and Hughes shall be entitled (in addition to any amounts that may be payable to each of Messrs. Griffin and Hughes in the event of a termination of either of Messrs. Griffin and Hughes by the Company without Cause, or if each of Messrs. Griffin and Hughes resigns with Good Reason, upon a Change in Control) to receive from the Company a lump sum payment on the business day on which such Change in Control occurs equal to three times their respective annual base salaries (as in effect immediately prior to the Change in Control).

During the term of their employment and for a period of 12 months following the date of termination, each of Messrs. Griffin and Hughes will be subject to restrictions on competition with the Company. In addition, during the term of their employment and for a period of 12 months following the date of termination, each of Messrs. Griffin and Hughes will be subject to restrictions on the solicitation of the Company’s clients, customers or vendors for and on behalf of a competitive business, and of the Company’s employees. For all periods during and after the termination of their employment, each of Messrs. Griffin and Hughes will be subject to nondisclosure and confidentiality restrictions relating to the Company’s confidential information and trade secrets.

Perquisites

Perquisites for our NEOs included a medical expense reimbursement plan, disability and life insurance, reimbursement of travel costs and reimbursement of certain automobile expenses. As an owner and operator of full-service hotels and casinos, we were able to provide certain perquisites to our NEOs at little or no additional cost to the Company. Our NEOs received certain perquisites and other personal benefits, including complimentary food and lodging (however, no NEO individually received perquisites or other personal benefits with an aggregate value, based on the Company’s incremental cost, of $10,000 or more). For additional information on perquisites and other benefits, please see the Summary Compensation Table below.

Retirement Savings Plan

The Company does not have a pension or deferred compensation program. Rather, through our Retirement Savings Plan, which is a tax qualified 401(k) retirement savings plan (the “401(k) Plan”), we allow the opportunity for executives to provide for their own retirement. All full time employees not represented by a collective bargaining agreement are eligible to participate in the 401(k) Plan. All eligible employees, are permitted to contribute up to 100% of their annual salary or the limit prescribed by the Internal Revenue Service (“IRS”) on a pre-tax basis. The Company did not make 401(k) matching contributions during 2011 due to the current economic and competitive business environment. Generally, previous Company matching contributions vest for all eligible employees according to this schedule:

0 – 2 years	—%
2 – 3 years	25%
3 – 4 years	50%
4 – 5 years	75%
5+ years	100%

Summary Compensation Table

The following table sets forth information regarding the compensation paid to or accrued by all individuals who served as our Chief Executive Officer and Chief Financial Officer during 2011 and our other most highly compensated executive officers or other senior officers (the “NEOs”) in fiscal years 2011 and 2010. Compensation earned during one year and paid in a subsequent year is recorded under the year earned. Both Messrs. Griffin and Hughes joined the Company on November 16, 2010.

Name	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compen- sation (2)	All Other Compen- sation (3)	Total
Robert F. Griffin	2011	$807,500	$—	$605,626	$126,748	$1,539,874
Chief Executive Officer and Board Member	2010	$93,173	$150,000	$—	$116,663	$359,836
David R. Hughes	2011	$525,000	$—	$393,750	$110,268	$1,029,018
Corporate Executive Vice President, Chief Financial Officer and Treasurer	2010	$60,577	$107,146	$—	$159	$167,882
Kathleen M. McSweeney	2011	$300,000	$—	$25,000	$17,812	$342,812
Senior Vice President of Marketing Operations
Mark Sachais (4)	2011	$144,783	$—	$—	$922,505	$1,067,288
Former General Manager, Trump Marina	2010	$409,697	$—	$—	$16,451	$426,148
Alan Rivin (5)	2011	$52,835	$—	$—	$307,003	$359,838
Former Vice President Hotel Operations, Trump Taj Mahal	2010	$292,278	$—	$—	$21,583	$313,861

(1)
2010 amounts represent the estimated grant date fair value of restricted stock and restricted stock units granted to Mr. Griffin and Mr. Hughes upon commencement of their employment. The restriction on twenty-five percent of the restricted stock expired on March 15, 2012. The restriction on the remaining seventy-five percent of the restricted stock expires in three equal increments on March 15, 2013, 2014 and 2015. Fifty percent of the restricted stock units vested immediately on November 16, 2010 and the remaining fifty percent vested on November 16, 2011. The Financial Accounting Standards Board Accounting Standards Codification Topic 718 - “Compensation - Stock Compensation” (“ASC 718”) requires us to recognize in our consolidated statement of operations all share-based payments to employees, including grants of restricted stock to executives, based on their fair values. The application of ASC 718 involves significant amounts of judgment in the determination of the fair value of share-based awards. As required under generally accepted accounting principles, we review our valuation assumptions at each grant date. For performance-based grants, we also must apply judgment in determining the periods when, and if, the related performance targets become probable of being met.

(2)	Amounts represent incentive bonuses earned during the year.

(3)	The table below shows the components of the amounts included in All Other Compensation for each NEO during 2011:

Name	Severance and Benefits Continuation	Medical Expense Reimbursement Plan	Disability and Life Insurance	Relocation	Automobile Reimbursement Expenses	Total
Robert F. Griffin	$—	$14,500	$29,922	$78,152	$4,174	$126,748
David R. Hughes	—	13,393	9,797	83,880	3,198	110,268
Kathleen M. McSweeney	—	13,393	4,419	—	—	17,812
Mark Sachais	920,462	—	2,043	—	—	922,505
Alan Rivin	305,671	—	1,332	—	—	307,003

As an owner and operator of full-service hotels and casinos, we are able to provide certain perquisites to our NEOs, such as food and lodging, at little or no additional cost to the Company.

(4) During March 2011, the employment agreement with Mr. Sachais was terminated in connection with the then-pending sale of Trump Marina. Mr. Sachais was entitled to severance in an amount equal to two times his base salary pursuant to the terms of his employment agreement in accordance with the provisions thereof that apply following a Change of Control, plus earned and unpaid vacation. Mr. Sachais served as General Manager of Trump Marina through March 18, 2011.

(5) Mr. Rivin served as Vice President of Hotel Operations of Trump Taj Mahal through January 28, 2011.

Section 162(m) of the Internal Revenue Code (the “Code”) limits the amount of compensation paid to each NEO that may be deducted by the Company to $1,000,000 in any year. There is an exception to the $1,000,000 limitation for performance-based compensation that meets certain requirements. Based on the regulations issued by the IRS, we have taken the necessary actions to ensure the deductibility of payments under our annual cash bonuses, equity-based compensation awards and long-term incentive compensation awards.

Outstanding Equity Awards At Year End (1)

The following table shows outstanding unvested equity awards to the NEOs of our Company at December 31, 2011.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert F. Griffin	125,000	$100,000
Chief Executive Officer

David R. Hughes	89,288	$71,430
Chief Financial Officer
_______________________________________________________

(1)
Grants of restricted stock awarded to Messrs. Griffin and Hughes made on November 16, 2010 were pursuant to the terms of awards approved by the Compensation Committee. The restriction on twenty-five percent of the restricted stock expired on March 15, 2012. The restriction on the remaining seventy-five percent of the restricted stock expires (i) in three equal increments on March 15, 2013, 2014 and 2015 or (ii) immediately upon a change of control of the Company.

As of December 31, 2011, Messrs. Griffin and Hughes were our only NEOs who held equity awards.

Potential Payments Upon Termination Or Change In Control

We have employment and severance agreements with Messrs. Griffin and Hughes that require us to make payments and provide various benefits to the executives in the event of a NEO’s termination, including following a change of control. For the summary of the termination and change of control provisions of the Employment Agreements of Messrs. Griffin and Hughes, see “Employment Agreements” above.

The estimated value of the payments and benefits due to the NEOs pursuant to their agreements under various termination events are detailed below. Certain capitalized terms used below in this section are as defined in the respective employment and severance agreements.

Robert F. Griffin. The following is a summary of the payments that would have been due to Mr. Griffin upon termination, including following a Change of Control, assuming such termination was effective December 31, 2011:

As of December 31, 2011	Death or Disability	Voluntary Termination and Retirement	For Cause/Without Good Reason By NEO	Not for Cause by Company/Good Reason By NEO	Termination Following a Change of Control
Robert F. Griffin
Chief Executive Officer
Cash Severance—Base Salary	$—	$—	$—	$807,500	$1,615,000
Annual Bonus	—	—	—	605,626	605,626
Restricted Stock Awards (a)	—	—	—	75,000	150,000
Accrued Vacation Pay (b)	81,526	81,526	81,526	81,526	81,526
Benefits Continuation	20,800	20,800	—	20,800	20,800
____________________________________________________

(a)
Upon termination following a Change of Control, all outstanding restricted stock awards become fully vested. Upon termination not for cause by the Company/good reason by NEO, all outstanding restricted stock units become fully vested and any other equity or equity-based awards that are not vested as of the termination date but would become vested within six months of the termination date shall continue to vest during such six-month period and all other equity awards that are not vested on the termination date shall automatically be terminated and forfeited.

(b)	Amounts represent earned and unpaid vacation at December 31, 2011.

Other NEOs. The following is a summary of the payments that would have been due to Mr. Hughes and Ms. McSweeney upon termination, assuming such termination was effective December 31, 2011:

As of December 31, 2011	Death or Disability	Voluntary Termination and Retirement	For Cause/Without Good Reason By NEO	Not for Cause by Company/Good Reason By NEO	Termination Following a Change of Control
David R. Hughes
Chief Financial Officer
Cash Severance—Base Salary	$—	$—	$—	$525,000	$1,050,000
Annual Bonus	—	—	—	393,750	393,750
Restricted Stock Units (a)	—	—	—	53,573	107,145
Accrued Vacation Pay (b)	53,005	53,005	53,005	53,005	53,005
Benefits Continuation	27,715	27,715	—	27,715	27,715
Kathleen M. McSweeney
Senior Vice President Marketing Operations
Cash Severance—Base Salary	—	—	—	300,000	—
Accrued Vacation Pay (b)	28,846	28,846	28,846	28,846	28,846
________________________________

(a)
Upon termination following a Change of Control, all outstanding restricted stock awards become fully vested. Upon termination not for cause by the Company/good reason by NEO, all outstanding restricted stock units become fully vested and any other equity or equity-based awards that are not vested as of the termination date but would become vested within six months of the termination date shall continue to vest during such six-month period and all other equity awards that are not vested on the termination date shall automatically be terminated and forfeited.

(b)	Amounts represent earned and unpaid vacation at December 31, 2011.

The amounts listed in the table above are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Certain Relationships and Related Transactions

The Company and its subsidiaries have adopted policies and procedures to ensure that related party transactions are reviewed for potential conflicts of interest and that related party transactions are disclosed in SEC reports as and when required by applicable securities laws and regulations. The term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company (or any of our subsidiaries) is a participant and the amount involved exceeds the lesser of (i) $120,000 or (ii) 1% of the Company’s average total assets at year end for the last two completed fiscal years, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company. Every related party transaction is reviewed by the Company’s Chief Financial Officer and is disclosed to and reviewed by the Board and is documented in the Company’s minutes. In addition to the Board’s general duties of care and loyalty, the General Corporation Law of the State of Delaware requires the Board to review and approve loans that the Company makes to employees and officers to ensure that such loans will benefit the Company. Related party transactions consummated since the beginning of our 2010 fiscal year are discussed below.

Agreements with Donald Trump and Ivanka Trump

Services Agreement. On July 16, 2010, we entered into an amended and restated services agreement (the “Services Agreement”) with Donald J. Trump and Ivanka Trump (collectively, the “Trump Parties”), which amends, restates and supersedes the previous services agreement we had entered into with Mr. Trump during 2005. The Services Agreement will remain in effect until either the Trademark License Agreement (as defined below) is terminated or upon termination pursuant to the terms of the Services Agreement. No payments were made to the Trump Parties during 2011 or 2010 under the Services Agreement nor were any payments made to Mr. Trump under the previous services agreement during 2010.

Trademark License Agreement. On July 16, 2010, we entered into a second Amended and Restated Trademark License Agreement (the “Trademark License Agreement”) with the Trump Parties, which amends, restates and supersedes the previous trademark license agreement we had entered into with Mr. Trump during 2005. Pursuant to the Trademark License Agreement, the Trump Parties granted us a royalty-free license to use certain trademarks, service marks, names, domain names and related intellectual property associated with the name “Trump” and the Trump Parties in connection with our casino and gaming activities relating to our three then-existing casino properties in Atlantic City, New Jersey, subject to certain terms and conditions. The Trademark License Agreement will remain in effect until terminated pursuant to the terms of such agreement. No payments were made to the Trump Parties during 2011 or 2010 under the Trademark License Agreement nor were any payments made to Mr. Trump under the previous trademark license agreement during 2010.

Use of Trump’s Facilities and Other Transactions. In the normal course of business, we engage in various transactions with other entities owned by the Trump Parties. We engaged in the following transactions: $47,000 for leasing certain office space in Trump Tower in Manhattan during 2010; $3,000 for the periodic use of Mr. Trump’s airplane and golf-courses to entertain high-end customers during 2010; and $390,000 and $33,000 in helicopter lease payments during 2011 and 2010, respectively. Additionally, in the ordinary course of business during 2011 and 2010, we purchased from third party vendors $236,000 and $405,000, respectively, of Trump labeled merchandise, including $197,000 and $271,000, respectively, for Trump Ice bottled water served to our customers. While we do not directly pay royalties on such merchandise to Mr. Trump, he may be entitled to royalties from these third party vendors.

On-Line Gaming Joint Venture

In the event that on-line gaming were to become legalized in the United States or the State of New Jersey, the Company intends to seek to pursue opportunities in on-line gaming. Originally, the Company expected to pursue any such opportunities as part of a joint venture with the Trump Parties and Avenue Capital and possibly one or more other qualified parties. During 2011, the members of our Board of Directors not affiliated with Avenue Capital determined that such a joint venture represented the most advantageous way for the Company to participate in opportunities in on-line gaming at minimal cost to the Company. In that connection, the Company, the Trump Parties and Avenue Capital executed a term sheet during 2011 which called for the future formation of such a joint venture and restricted the parties from pursuing on-line gaming opportunities outside this joint venture through May 2012. However, as legislation relating to on-line gaming has not been adopted by Congress or the New Jersey legislature, no such joint venture was established (nor was any definitive agreement with respect to internet gaming executed by the Company or the other parties to the potential joint venture before the term sheet expired in May 2012. The Company expects to continue to explore on-line gaming opportunities that may arise, either with or without the participation of Avenue Capital or the Trump Parties.

Other Relationships

From time to time, certain relatives of our officers may hold part-time or seasonal positions at one or more of our properties.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filings under the Securities Act or Exchange Act, except to the extent that we specifically incorporate it by reference in a filing.

The functions of the Audit Committee are focused on the following areas:

•	the reliability and integrity of our accounting and financial reporting practices;

•	the quality and integrity of our financial statements and reports;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and of our independent registered public accounting firm;

•	our compliance with laws, regulations and internal policies; and

•	the soundness of our internal controls.

The Audit Committee fulfills its responsibilities through periodic meetings with our independent auditors, internal auditors and management.

The directors who serve on the Audit Committee (Messrs. Davis, Gilbert and McCall) all meet the independence requirements promulgated by the SEC, including Rule 10A-3(b)(1) pursuant to the Exchange Act. Our Board made an affirmative determination as to the independence of each member of the Audit Committee, including a determination that no member of the Audit Committee has a relationship with the Company that may interfere with his or her independence from our Company and its management. No member of the Audit Committee has participated in the preparation of our financial statements, and each member is able to read and understand fundamental financial statements. In addition, as disclosed above, our Board has determined that Eugene I. Davis, Chairman of our Audit Committee, is an “audit committee financial expert,” as defined in the applicable rules and regulations of the Exchange Act. The Audit Committee met four times during 2011.

The Board has adopted a written charter setting out the authority and responsibilities of the Audit Committee. The Audit Committee Charter is available on our website (www.trumpcasinos.com) and provides greater detail regarding the activities of the Audit Committee.

Management has primary responsibility for our consolidated financial statements and the overall reporting process, including our system of internal controls.

The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles and discusses with the Audit Committee any issues they believe should be raised with the Audit Committee.

For 2011, the Audit Committee engaged Ernst & Young LLP, as our independent registered public accounting firm. The Audit Committee reviewed our audited consolidated financial statements and met with both management and Ernst & Young LLP to discuss those consolidated financial statements. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and fairly represent our financial condition, results of operations and cash flows.

The Audit Committee monitors matters related to the independence of Ernst & Young LLP. The Audit Committee received a letter from Ernst & Young LLP containing a description of all relationships between the auditors and our Company. Ernst & Young LLP has also confirmed in a letter to us that in their judgment, they are independent of our Company within the requirements of Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Audit Committee

Eugene I. Davis, Chairman
Jeffrey Gilbert
Stephen McCall

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2012. Ernst & Young LLP has served as our independent auditors since 2003. Representatives of Ernst & Young LLP are not expected to be present at the meeting.

The following table shows the fees paid or accrued by us for audit and other services provided by our independent auditors, Ernst & Young LLP, during 2010 and 2011:

	Year Ended December 31,
	2010	2011
Audit Fees (1)	$1,071,000	$625,000
Audit-Related Fees (2)	26,000	25,000
Tax Fees (3)	658,000	503,000
All Other Fees	—	—
	$1,755,000	$1,153,000
__________________________________________

(1)
Consists of professional services rendered in connection with the audit of our financial statements and quarterly reviews for the most recent fiscal year and the issuance of consents for filings with the SEC.

(2)	Includes services rendered in connection with the audit of our employee benefit plan.

(3)	Includes $301,000 and $197,000 of tax consulting services for the years ended December 31, 2010 and 2011, respectively.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE
NON-AUDIT SERVICES BY INDEPENDENT AUDITORS

The Audit Committee pre-approves all audit and non-prohibited, non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one (1) year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service and has pre-approved all such services. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approval decisions made under delegated authority must be communicated to the Audit Committee at or before the next scheduled meeting. There were no waivers by the Audit Committee of the pre-approval requirement for permissible non-audit services in 2011.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Proposals that stockholders wish to include in our proxy statement and form of proxy for consideration at our 2013 Annual Meeting of Stockholders must be received by us at 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401, Attention: David Hughes, Corporate Secretary, no later than June 1, 2013. Any notice of stockholder proposals received after this date is considered untimely.

Any stockholder interested in making a proposal is referred to Article II, Section 10 of our Bylaws, which are filed with the SEC as well as Section 14a-8 promulgated under Regulation 14A of the Exchange Act.

COSTS OF PROXY SOLICITATION

The entire cost of soliciting proxies from the stockholders will be borne by us. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegram by directors, officers or regular employees, who will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of common stock held of record by such persons, in which case we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

2011 ANNUAL REPORT

Our Annual Report on Form 10-K, which includes our audited financial statements for the fiscal year ended December 31, 2011, accompanies this proxy statement and is also available at www.trumpcasinos.com.

Upon request, we will provide any stockholder, without any charge, a copy of any of our filings with the SEC. Requests should be directed to our Corporate Secretary.

By Order of the Board of Directors,

David R. Hughes
Chief Financial Officer and Corporate Secretary

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TRUMP ENTERTAINMENT RESORTS, INC.
___________________________
Under Section 242 of the
Delaware General Corporation Law
_____________________________

It is hereby certified that:

1)	The name of the corporation (hereinafter called the “Corporation”) is Trump Entertainment Resorts, Inc.

2)	The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

a)	Paragraph A of Article VII is hereby amended to read in its entirety as follows:

“Authorized Number; Initial Board.

Unless otherwise approved by the stockholders, the Board shall consist of not less than five (5) directors and not more than eleven (11) directors, divided into three (3) classes of Class I Directors, Class II Directors and Class III Directors, of approximately equal size, serving staggered three-year terms.  Each of the Class I Directors shall hold office until the annual meeting of stockholders to be held in 2014 and until his or her respective successor is duly elected and qualified in accordance with the terms of this Certificate of Incorporation and the Bylaws. Each of the Class II Directors shall hold office until the annual meeting of stockholders to be held in 2015 and until his or her respective successor is duly elected and qualified in accordance with the terms of this Certificate of Incorporation and the Bylaws. Each of the Class III Directors shall hold office until the annual meeting of stockholders to be held in 2013 and until his or her respective successor is duly elected and qualified in accordance with the terms of this Certificate of Incorporation and the Bylaws. Subject to the first sentence of this Article VII.A, and except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the number of directors may be fixed from time to time by a resolution duly adopted by the Board; provided, however, that unless and until changed by the Board, the Board of Directors shall consist of seven (7) directors.”

b)	Paragraph B of Article VII is hereby amended to read in its entirety as follows:

“Classes and Term.
Subject to applicable law and in accordance with the Plan, the Board shall be and hereby is divided into three (3) classes, of approximately equal size, of Class I Directors, Class II Directors and Class III Directors. As described in Article VII.A., each director elected at an annual meeting of stockholders shall serve for a term ending at the third annual meeting of stockholders following the annual meeting at which such director was elected.”

1

c)	Paragraph C of Article VII is hereby amended to read in its entirety as follows:

“Increase or Decrease.
In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, retirement, resignation or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board so that the number of directors in each class of the Board shall be as equal as possible.”

3)	This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned duly authorized officer of the Corporation on this ____ day of ________, 2012.

TRUMP ENTERTAINMENT RESORTS, INC.

By: ______________________________________
Name: Title:

2

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on November 19, 2012.

TRUMP ENTERTAINMENT RESORTS, INC.    Meeting Information
Meeting Type:     Annual Meeting
For holders as of: September 25, 2012
Date: November 19, 2012    Time: 11:00 a.m.
Location: Stroock & Stroock & Lavan LLP
767 Third Avenue, 37th Floor
New York, NY 10017

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

---- Before You Vote ----
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Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT    FORM 10-K

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requesting a copy. Please choose one of the following methods to make your request:
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---- How To Vote ----
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Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting Items
The Board of Directors recommends you vote FOR the following:

1. To amend our Amended and Restated Certificate of Incorporation to provide that our Board of Directors may fix the number of directors constituting the Company's entire board at a number between five (5) and eleven (11).

2.    Election of Class II Directors:
NOMINEES:
01) Stephen McCall
02) Robert Symington

NOTE: If any other business properly comes before
the meeting or any adjournment or postponement
thereof, the persons named as proxies or their
substitutes will vote in accordance with their best
judgment on such matters.

TRUMP ENTERTAINMENT RESORTS, INC. VOTE BY INTERNET -
ATTN: MIKE RYNKIEWICZ    www.proxyvote.com
1000 BOARDWALK AT VIRGINIA AVENUE

ATLANTIC CITY, NEW JERSEY 08401
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRUMP ENTERTAINMENT RESORTS, INC.    For    Abstain    For
☐        ☐    ☐
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" PROPOSAL 1.

1. To amend our Amended and Restated Certificate of Incorporation to provide that our Board of Directors may fix the number of directors constituting the Company's entire board at a number between five (5) and eleven (11)

For    Withhold    For     To withhold authority to vote for any
All     All     All     individual nominee(s), mark “For All
Except” and write the number(s) of the
☐        ☐    ☐        nominee(s) on the line below.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" PROPOSAL 2.

2. Election of Class II Directors:
NOMINEES:
01) Stephen McCall
02) Robert Symington

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 2.

For address changes and/or comments, please check this box and
write them on the back where indicated.                ☐

Yes    No
Please indicate if you plan to attend this meeting     ☐    ☐

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]    Date             Signature (Joint Owners)         Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

TRUMP ENTERTAINMENT RESORTS, INC.
Annual Meeting of Stockholders
November 19, 2012 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints David R. Hughes and Daniel M. McFadden, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote personally present and acting at the Annual Meeting of Stockholders of Trump Entertainment Resorts, Inc., to be held November 19, 2012 at the Law Offices of Stroock & Stroock & Lavan LLP, 767 Third Avenue, 37th Floor, New York, New York 10017, and any adjournments or postponements thereof.

Address Changes/Comments: ______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side